Preferred Apartment Communities, Inc. Announces Suspension of Preferred Stock Redemptions and Warrant Exercises
Atlanta, GA – May 23, 2022 -- Preferred Apartment Communities, Inc. (NYSE: APTS) (“PAC” or the “Company”) today announced that, in connection with its previously announced acquisition by Blackstone Real Estate Income Trust, Inc. (“BREIT”), which, subject to PAC stockholder approval at the upcoming special meeting and satisfaction of other customary conditions, is expected to close on or about June 9, 2022, PAC will:
•suspend voluntary redemptions of shares of Series A Redeemable Preferred Stock of the Company, $0.01 par value per share, Series A1 Redeemable Preferred Stock of the Company, $0.01 par value per share, Series M Redeemable Preferred Stock of the Company, $0.01 par value per share, and Series M1 Redeemable Preferred Stock of the Company, $0.01 par value per share (collectively, the “Company Preferred Shares”), in each case, after June 2, 2022; and
•suspend exercises of warrants (collectively, the “Company Warrants”) to purchase shares of Common Stock of the Company (the “Company Common Stock”) after June 2, 2022.
Suspending the voluntary redemption of the Company Preferred Shares and exercises of the Company Warrants will enable PAC to obtain an accurate count of securities and will facilitate payment of the consideration due to the holders of the Company Preferred Shares and the Company Common Stock pursuant to the terms of the previously announced merger agreement between, among others, PAC and Pike Parent LLC, an affiliate of BREIT.
The Company will be suspending voluntary redemptions of Company Preferred Shares after June 2, 2022. Any voluntary redemptions submitted on or prior to June 2, 2022 will be paid in cash in accordance with the standard redemption schedule by approximately June 6, 2022. On or about the closing date of the transaction, holders of outstanding Company Preferred Shares will receive the merger consideration of par ($1,000 per share with no redemption penalties) plus accrued but unpaid dividends through and including the closing date, less any applicable withholding taxes.
Additionally, the Company will be suspending the exercise of all Company Warrants after June 2, 2022. On and from the closing date, the holders of the Company Warrants may exercise their Company Warrants in accordance with their terms pursuant to a cashless exercise, whereupon they shall receive a cash payment of $25.00 per share of Company Common Stock underlying the exercised Company Warrants (without interest and less any applicable withholding taxes), less the applicable exercise price set forth in such Company Warrants. Any Company Warrant exercises submitted on or prior to the June 2, 2022 cut-off will be processed in accordance with the standard exercise schedule by approximately June 6, 2022.

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery-anchored shopping centers. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of March 31, 2022, the Company owned or was invested in 113 properties in 13 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.
SOURCE: Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com

Preferred Apartment Communities, Inc.
Paul Cullen 770-818-4144
Executive Vice President-Investor Relations
Email: Investorrelations@pacapts.com